EXHIBIT 10.18(a)

                       EMPLOYMENT AGREEMENT



THIS EMPLOYMENT AGREEMENT ("Agreement") made and entered into and effective as of the 30th day of May, 1995, (hereinafter called
"Effective Date") by and between VENTURE STORES, INC., hereinafter called "Venture" and Peter Mihaltian, hereinafter called "Executive".

WITNESSETH, That:

     In consideration of the mutual promises and agreements hereinafter set forth, it is agreed between Venture and Executive as follows:

     1.   For the purpose of this Agreement:

     (a)  The term "Venture" shall include Venture Stores, Inc.
and any successor to the business conducted by Venture;

     (b) The term "Contract Term" shall mean the period commencing on the Effective Date and ending April 30, 1997 or such other period as Venture and Executive shall agree from time to time in writing;

     (c) The term "Fiscal Year" shall mean the annual 52-53 week fiscal accounting period of Venture, as adopted by Venture from time to time; and

     (d) The term "Cause" shall mean termination of Executive's employment whether by Venture or by Executive's resignation in lieu of termination and in either instance only if by reason of misappropriation of funds or property of Venture, other dishonesty of any kind against Venture, violation of any policy of Venture, alcohol or substance abuse or conviction of a felony.

     (e) The term "Total Disability" or "Totally Disabled" shall mean the inability of the Executive to perform the normal duties of the Executive's regular occupation.

  2. (a) Venture agrees to employ Executive as Executive Vice President - Information Technology and Operations of Venture and Executive agrees to render personal services to Venture in such position and/or to perform such other executive duties as may from time to time be required of Executive by Venture, it being agreed and understood that the personal services to be rendered by Executive to Venture hereunder are of a special and unique character. Such employment may be terminated by either party at any time during the Contract Term.

     (b) Venture agrees to pay Executive basic compensation for such services during the Contract Term at the rate of not less than $225,000.00 per annum, payable in equal semi-monthly installments, subject to increases determined in accordance with the annual performance appraisal process and further subject to the terms of Paragraph 6 hereof.

     (c) In computing the basic compensation payable hereunder for any period covering less than a full Fiscal Year, the minimum annual rate of basic compensation shall be prorated in the proportion that the number of months (or fraction thereof) contained in such period bears to twelve months.

     (d) In the event that Executive is eligible to participate in annual or other bonus programs sponsored by Venture, then Executive shall be entitled to such bonuses, if any, which may be payable under such bonus programs determined in accordance with and subject to all of the terms and provisions of such bonus programs. For fiscal 1995, $25,000.00 of Executive's annual incentive bonus will be guaranteed.

     (e) Venture shall reimburse Executive for all items of normal expense incurred by Executive as an employee of Venture. It is recognized that Executive may have unusual and abnormal expenses as such, and that Executive shall not be entitled to reimbursement or to any additional compensation because of any such unusual and abnormal expenses.

     (f) The Executive Compensation Change Memorandum from time to time in effect, as initialled on behalf of Venture and by Executive, is hereby incorporated by reference herein and made a part hereof. In addition, Venture has adopted certain employee benefit plans and has established certain arrangements concerning executive perquisites which may, from time to time, confer rights and benefits on the Executive in accordance with their terms, and Venture may, in the future, adopt additional employee benefit plans and establish additional arrangements concerning executive perquisites, and may in the future amend, modify or terminate any of the aforesaid employee benefit plans and arrangements, all in accordance with their terms and in accordance with applicable law. In addition, Executive and Venture have agreed that Executive shall be entitled to the fringe benefits and to the benefit of other arrangements commensurate with Executive's title and position as determined and provided from time to time by Venture and as such fringe benefits and other arrangements may be amended from time to time. Executive shall be entitled to whatever rights and benefits may be conferred on Executive from time to time in accordance with the terms of such plans and arrangements, as they may be amended from time to time, independent of this Agreement.

  3. Executive agrees that, at all times while Executive is employed by Venture, Executive will:

     (a) faithfully and diligently serve Venture to the best of Executive's ability;

     (b) devote Executive's undivided time and attention, during Venture's customary business hours, to the business of Venture, to such extent as may be reasonably necessary for the proper performance of the personal services to be rendered by Executive hereunder, subject to Venture's vacation policy as in effect from time to time; and

     (c) maintain Executive's residence in the St. Louis, Missouri metropolitan area within reasonable access to the business activities of Venture therein or in such other city as Venture shall designate, and so reside for the period of employment.

  4. (a) Executive will not accept any other full-time or substantially full-time employment, whether as an Executive or as a consultant or in any other capacity, and whether or not compensated therefor, so long as Executive is employed by Venture.

     (b) At all times during the Contract Term, Executive will not engage or be engaged in any competing business as hereinafter defined. For purposes of this Paragraph 4, Executive shall be deemed to "engage or be engaged in a competing business" if, in any capacity, including, but not limited to, proprietor, partner, member, trustee, officer, director, employee, agent or advisor, Executive engages or participates, directly or indirectly, in the operation, management or ownership of any department store business or discount store business which (i) sells to the general public or segments thereof, whether or not limited by club memberships, organization affinity or otherwise; and (ii) operates a store or stores within a seventy-five (75) mile radius of any retail store that Venture is operating or has under construction when the Executive ceases to be employed hereunder. Indirect participation in the operation or management of any such business shall not include the ownership of capital stock or other securities of a corporation, which stock or other securities are part of a class of stock or other securities listed on any stock exchange or traded in the over the counter market, if the amount of such investment represents less than 2 1/2% of the market value of such stock or other securities of such corporation.

     (c) If Executive violates the terms of this Paragraph 4 or if Venture believes that Executive intends to violate such terms, then, in addition to all other rights and remedies which Venture may have under the terms hereof and pursuant to all applicable law, Venture shall have the right to seek and obtain injunctive and other such equitable relief to prevent Executive's violation of the terms of this Paragraph 4.

  5. In the event that Executive becomes Totally Disabled and remains continuously so Totally Disabled for a period of one hundred eighty (180) days, Executive's employment, at Venture's option, may be terminated by notice in writing to that effect given during the continuance of such Total Disability, such termination to take effect the later of (a) the last day of the month during which such notice is given or (b) the last day of such one hundred eighty (180) day period, it being understood that Executive's compensation shall cease upon such termination and the Executive's benefits shall be administered pursuant to Venture's policies and the provisions of the respective benefit plans.

  6. In the event that Executive shall cease to be employed hereunder for any reason other than pursuant to Paragraph 5, then:

     (a) Executive's basic compensation shall continue for the Contract Term but only so long as Executive is not in breach of this Agreement and only if the termination of employment (i) was not for Cause and (ii) was not by voluntary resignation by Executive (such a voluntary resignation shall not include a resignation in lieu of termination by Venture for reasons other than Cause);

     (b) Executive's basic compensation shall be reduced by any income earned by Executive for services rendered after Executive ceases to be employed by Venture (Executive will advise Venture of such income and refund to Venture the gross amount of any overpayment of basic compensation); and

     (c) Executive or, in the discretion of Venture, Executive's legal representative(s), shall be entitled to such portion of any bonus provided for in any bonus program referred to in Paragraph 2(d) as shall be payable under the terms of such bonus program.

  7. Executive will hold in strictest confidence any and all of Venture's confidential information, including but not limited to: information and documents concerning suppliers' pricing and other terms for doing business with Venture; supplier and customer lists created by or on behalf of Venture; marketing methods and plans, including special seasonal plans; financial information, including results, forecasts and projections; systems, procedures, practices and any other information written in manuals, memoranda or other documents for internal use by Venture but not published by Venture for public use. This covenant and agreement of Executive shall survive this Agreement and continue in force and effect after the expiration of the term hereof, whether by termination or otherwise.

  8. Venture and Executive hereby agree that should any court of competent jurisdiction determine that any provision of this Agreement shall, but for the provisions of this Paragraph 8, be illegal or void as against public policy, for any reason, then such provision shall automatically be amended to the extent (but only to the extent) necessary to make it sufficiently narrow in scope, time, geographic area or otherwise that such court shall determine it not to be illegal or void as against public policy. If any such provision cannot be amended to the extent provided in the preceding sentence, then such provision shall be severed from this Agreement. In either event, all other remaining terms and provisions shall remain in full force and effect.

  9. Venture and Executive shall each be entitled to pursue all legal and equitable rights and remedies to secure performance of the obligations and duties of the other under this Agreement, and enforcement of one or more of such rights and remedies shall in no way preclude Venture or Executive from pursuing, at the same time or subsequently, any and all other rights and remedies available to each of them. If Venture enforces its rights in the event of Executive breaching the provisions of Paragraphs 4, 6 and/or 7 of this Agreement, then in addition to any damages or other compensation to which Venture may be entitled, Venture will be entitled to be reimbursed by Executive for its court costs and reasonable attorneys' fees, whether or not suit is filed or judgement is rendered.

  10. This Agreement and any letter agreement regarding severance benefits in the event of a change in control which the parties may have executed contain the entire understanding and agreement between the parties regarding the subject matter contained in each of them. They supersede all other agreements and understandings between the parties with respect to such subject matter and may be modified only by an Executive Compensation Change Memorandum initialed on behalf of Venture and by Executive or by a writing signed by Executive and executed on behalf of Venture. This Agreement shall inure to the benefit of, and shall be binding upon, Venture, its successors and assigns and upon Executive and Executive's heirs, successors and assigns. Executive agrees that this Agreement may be assigned by Venture to a subsidiary of Venture; such assignment, however, shall not relieve Venture of any of its obligations hereunder except to the extent that such obligations are actually discharged by such subsidiary.

  11. Any questions or other matter arising under this Agreement, whether of validity, interpretation, performance or otherwise, shall be determined in accordance with and governed by the laws of the State of Missouri without regard to its conflicts of law principles. In the event any disputes arise from this Agreement, venue shall be proper and all suits shall be filed and adjudicated in the State courts in St. Charles County, Missouri or the Federal Courts in St. Louis, Missouri.

  IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto in two counterparts, each of which shall be deemed an original, and shall be effective as of the Effective Date.


               VENTURE STORES, INC.



               By/s/ Robert N. Wildrick
                 Robert N. Wildrick


                /s/ Peter Mihaltian
                 Peter Mihaltian


2722/10n